Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
4/30/2024	Investors: Mike Cieplak, investor.relations@us.mcd.com
Media: Lauren Altmin, lauren.altmin@us.mcd.com
McDONALD'S REPORTS FIRST QUARTER 2024 RESULTS

•Global comparable sales have grown nearly 2% for the quarter, marking 13 consecutive quarters of positive comparable sales growth

•Consolidated revenues for the quarter were more than $6 billion, an increase over prior year of over 4% in constant currencies

•Systemwide sales* to loyalty members across 50 loyalty markets were nearly $25 billion for the trailing twelve-month period and over $6 billion for the quarter

CHICAGO, IL - McDonald's Corporation today announced results for the first quarter ended March 31, 2024.

“Our global comparable sales growth in the first quarter marks 13 consecutive quarters of positive comparable sales growth with 30% growth over the last 4 years,” said CEO Chris Kempczinski. “As consumers are more discriminating with every dollar that they spend, we will continue to earn their visits by delivering leading, reliable, everyday value and outstanding execution in our restaurants. As we look to the rest of 2024 and beyond, we remain focused on leveraging the competitive advantages within our Accelerating the Arches plan and growing QSR market share to drive long-term growth.”

First quarter financial performance:
•Global comparable sales increased 1.9%, reflecting positive comparable sales in the U.S. and International Operated Markets segment. Comparable sales in the International Developmental Licensed Markets segment were slightly negative as the segment continued to be impacted by the war in the Middle East:
•U.S. increased 2.5%
•International Operated Markets segment increased 2.7%
•International Developmental Licensed Markets segment decreased 0.2%
•Consolidated revenues increased 5% (4% in constant currencies).
•Systemwide sales increased 3% (3% in constant currencies).
•Consolidated operating income increased 8% (8% in constant currencies). Results reflected pre-tax charges of $35 million and $180 million for the current year and prior year, respectively, primarily related to restructuring charges associated with Accelerating the Organization. Excluding these current and prior year charges, consolidated operating income increased 2% (2% in constant currencies).**
•Diluted earnings per share was $2.66, an increase of 9% (9% in constant currencies). Excluding the current year charges described above of $0.04 per share, diluted earnings per share was $2.70, an increase of 2% (2% in constant currencies) when also excluding prior year charges.**

*Refer to page 3 for a definition of Systemwide sales.
**Refer to page 2 for additional details on charges for the first quarter 2024 and 2023.

COMPARABLE SALES

	Increase/(Decrease)
	Quarters Ended March 31,
	2024	2023
U.S.	2.5%	12.6%
International Operated Markets	2.7	12.6
International Developmental Licensed Markets	(0.2)	12.6
Total	1.9%	12.6%

•U.S.: Comparable sales results benefited from average check growth driven by strategic menu price increases. Successful restaurant level execution, effective marketing campaigns featuring the core menu and continued digital and delivery growth contributed to positive comparable sales results.

•International Operated Markets: Segment performance was driven by positive comparable sales in most markets, led by the U.K. and Germany, partly offset by negative comparable sales in France.

•International Developmental Licensed Markets: The continued impact of the war in the Middle East more than offset positive comparable sales in Japan, Latin America and Europe.

KEY FINANCIAL METRICS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended March 31,
	2024	2023	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$6,169	$5,898	5%	4%
Operating income	2,736	2,532	8	8
Net income	1,929	1,802	7	7
Earnings per share-diluted	$2.66	$2.45	9%	9%
Results included pre-tax charges of $35 million, or $0.04 per share, for the three months ended 2024 and $180 million, or $0.18 per share, for the three months ended 2023, primarily related to restructuring charges associated with the Company's internal effort to modernize ways of working (Accelerating the Organization).
Excluding the above items, results reflected positive operating performance driven primarily by higher sales-driven Franchised margins, partly offset by higher Selling, general, and administrative expenses.

NET INCOME AND EARNINGS PER SHARE-DILUTED RECONCILIATION
Dollars in millions, except per share data

	Quarters Ended March 31,
	Net Income				Earnings per share - diluted
	2024	2023	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2024	2023	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
GAAP	$1,929	$1,802	7%	7%	$2.66	$2.45	9%	9%
(Gains)/charges	27	134			0.04	0.18
Non-GAAP	$1,957	$1,936	1%	1%	$2.70	$2.63	2%	2%

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation, impairment and other charges and gains, as well as material regulatory and other income tax impacts, and bases incentive compensation plans on these results because the Company believes this better represents underlying business trends.
Comparable sales and comparable guest counts are compared to the same period in the prior year and represent sales and transactions, respectively, at all restaurants, whether owned and operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction, natural disasters, pandemics and acts of war, terrorism or other hostilities. Comparable sales exclude the impact of currency translation and the sales of any market considered hyperinflationary (generally identified as those markets whose cumulative inflation rate over a three-year period exceeds 100%), which management believes more accurately reflects the underlying business trends. Comparable sales are driven by changes in guest counts and average check, the latter of which is affected by changes in pricing and product mix.
Systemwide sales include sales at all restaurants, whether owned and operated by the Company or by franchisees. Systemwide sales to loyalty members is comprised of all sales to customers who self-identify as a loyalty member when transacting with both Company-owned and operated and franchised restaurants. Systemwide sales to loyalty members are measured across approximately 50 markets with loyalty programs. Systemwide sales to loyalty members represents an aggregation of the prior four quarters of sales to loyalty members active in the last 90 days. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base. The Company's revenues consist of sales by Company-owned and operated restaurants and fees from franchised restaurants operated by conventional franchisees, developmental licensees and affiliates. Changes in Systemwide sales are primarily driven by comparable sales and net restaurant unit expansion.
Free cash flow, defined as cash provided by operations less capital expenditures, and free cash flow conversion rate, defined as free cash flow divided by net income, are measures reviewed by management in order to evaluate the Company’s ability to convert net profits into cash resources, after reinvesting in the core business, that can be used to pursue opportunities to enhance shareholder value.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 to the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter ended March 31, 2024.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 7:30 a.m. (Central Time) on April 30, 2024. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time thereafter.
UPCOMING COMMUNICATIONS
For important news and information regarding McDonald's, including the timing of future investor conferences and earnings calls, visit the Investor Relations section of the Company's Internet home page at www.investor.mcdonalds.com. McDonald's uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 40,000 locations in over 100 countries. Approximately 95% of McDonald’s restaurants worldwide are owned and operated by independent local business owners.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from expectations are detailed in the Company’s filings with the Securities and Exchange Commission, including the risk factors discussed in Exhibit 99.2 to the Company’s Form 8-K filing on April 30, 2024. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Quarters Ended March 31,	2024	2023	Inc/ (Dec)
Revenues
Sales by Company-owned and operated restaurants	$2,355	$2,224	$131	6%
Revenues from franchised restaurants	3,723	3,588	135	4
Other revenues	91	86	5	6

TOTAL REVENUES	6,169	5,898	271	5

Operating costs and expenses
Company-owned and operated restaurant expenses	2,035	1,923	112	6
Franchised restaurants-occupancy expenses	627	598	29	5
Other restaurant expenses	68	63	5	8
Selling, general & administrative expenses
Depreciation and amortization	99	99	—	—
Other	622	553	69	12
Other operating (income) expense, net	(17)	129	(146)	n/m
Total operating costs and expenses	3,433	3,365	68	2

OPERATING INCOME	2,736	2,532	204	8

Interest expense	372	330	42	13
Nonoperating (income) expense, net	(45)	(64)	19	(30)

Income before provision for income taxes	2,409	2,267	142	6
Provision for income taxes	479	465	14	3

NET INCOME	$1,929	$1,802	$127	7%

EARNINGS PER SHARE-DILUTED	$2.66	$2.45	$0.21	9%

Weighted average shares outstanding-diluted	725.9	735.5	(9.6)	(1)%
n/m Not meaningful

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